EXHIBIT 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SALES REPRESENTATION AGREEMENT
Between
BioSOLAR, INC.
And
Tomark Industries, Inc

This Agreement is made this 3rd day of March, 2012, by and between BioSolar, Inc., a Nevada corporation ("Company"), and Tomark Industries,Inc., ("Representative") a company organized and existing under The State of Delaware as a Corporation, with principal place of business at 50 Lynthwaite Farm Lane, Wilmington, DE, 19803.

RECITALS

WHEREAS, the Company is engaged in the business of designing, developing, manufacturing, and selling certain BioBacksheet product(s) for solar module production;

WHEREAS, the Representative is engaged in the business of marketing, promoting, and selling technological products for manufacturers such as the Company;

WHEREAS, the Company desires to retain Representative, and Representative desires to be retained, as an independent contractor to serve the Company as a sales representative for the Company’s BioBacksheet product(s) on the terms and conditions set forth herein; and

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

Section 1.                      Engagement.  The Company hereby grants to Representative the exclusive right to act as the Company's sales representative for customers identified in “Exhibit A,” with respect to those products manufactured by the Company which are described in Exhibit B (“PRODUCTS”).  As the Company's sales representative for customers as described in “Exhibit A,”, the Company authorizes Representative to solicit purchase orders from said prospective purchasers for the PRODUCTS upon the terms and subject to the conditions set forth herein.  This engagement is deemed personal to Representative; rights arising hereunder may not be assigned by Representative; duties arising hereunder may be delegated by Representative to third parties (sub-agents) only with the Company’s consent. Such consent shall not be unreasonably withheld, it being the desire of the Company to protect against any possible harm to its reputation by precluding Representative from delegating duties to any proposed sub-agent who may be disreputable, financially irresponsible, or unable to effectively represent the Company to promote, market, and sell the PRODUCTS in accordance with the covenants and conditions of this Agreement. Any sub-agent to whom duties required of Representative are delegated by Representative shall be required to execute a written agreement acknowledging such sub-agent has read and shall be bound by the covenants and conditions of this Agreement and such sub-agent shall perform to the same standards and requirements as if such sub-agent were Representative.  A breach by any sub-agent shall constitute a breach by Representative.  Any and all such third parties who are appointed as sub-agents of Representative shall be appropriately supervised by Representative.

Section 2.                      Products.  The products which are the subject of this Agreement presently consist solely of the PRODUCTS.  The PRODUCTS as well as any additional goods which may later be included within the scope of this Agreement may be modified, altered, improved, discontinued, or otherwise changed, as Company may deem to be appropriate in the exercise of its sound business judgement. In the absence of exigent circumstances, at least thirty (30) days prior to invoking any and all such modifications, alterations, improvements, and/or the discontinuation of any product(s) subject to this Agreement, and such other changes in the identification of any such product(s), the Company shall notify Representative thereof so as to provide Representative with an opportunity to offer comments regarding any such intended action.  Any comments so offered by Representative shall be deemed “advisory” and shall be without binding effect.

Section 3.                      Term.  This Agreement shall become operative only at such time and in the event that the Company, in the exercise of its sole discretion, serves written notice on Representative announcing the Company’s election to authorize the sale, marketing, and distribution of the PRODUCTS.  Unless sooner terminated in accordance with the terms of this Agreement, with cause or without cause, it shall remain in effect for a period of one (1) year.  In the absence of prior written notice of intention to terminate this Agreement, this Agreement will automatically renew for one (1) additional year at the end of each one (1) year term.  This Agreement may also be terminated by either party without cause upon thirty (30) days written notice to the other party.   This Agreement may be terminated by either party without advance notice for good cause, as defined below, by means of written notice of immediate termination setting forth the facts and circumstances constituting "good cause" for immediate termination.  For purposes of this Agreement, "good cause" shall be deemed to include, by way of example, and without limitation, any violation of law, statute, regulation or order, breach of any provision of this Agreement, initiation of voluntary or involuntary bankruptcy proceedings by or against Representative, or any act or omission of Representative by which Company’s name, mark, goodwill, and/or reputation may be impaired. Upon any termination of this Agreement, Representative shall immediately return to Company all originals and copies of Company’s records, customer lists, vendor lists, sales material, samples, models, forms, promotional literature, and other property, equipment, and materials provided by Company to Representative or otherwise used by Representative, or derived and/or compiled therefrom by Representative, in connection with Representative’s performance of duties under the Agreement.  Representative shall be entitled to no further commission on the sale of the PRODUCTS pursuant to any purchase order submitted by Representative to the Company after the termination of this Agreement. The Company and Representative shall jointly review this Agreement once a year.

Section 4.                      Duties of Representative.  Representative shall use Representative’s best efforts to market the PRODUCTS and solicit orders for the PRODUCTS in compliance with all applicable laws, ordinances, orders, and regulations of Federal, State, and local government and agencies thereof, and in the accordance with this Agreement and such procedures and protocols as Company may adopt and publish from time to time.  Representative shall maintain an office and sufficient staff at Representative’s sole expense.  Said office shall be properly staffed and open for business during normal business hours as are usual and customary in major metropolitan areas. Representative shall provide Company with written quarterly sales forecast reports and such other sales and marketing information as may be requested by Company. Representative represents and warrants that Representative is not presently serving, and during the term of this Agreement, shall not serve as the agent of any other companies in the sale of their products which are the same as, or similar to, the PRODUCTS in terms of function and/or design.  The Company specifically authorizes Representative to represent additional product lines which do not compete directly or indirectly with the PRODUCTS now and in the future.  To the extent that Representative becomes aware of, or receives, any order from a prospective purchaser outside the territory specified in this Agreement or which is otherwise "non-commissionable", such order shall be forwarded promptly by Representative to Company.  While Representative shall not be authorized to receive payment on behalf of Company in connection with any sale of PRODUCTS, to the extent that Representative inadvertently receives any tendered payment, Representative shall forward such payment directly to Company within twenty-four (24) hours of receipt of same.

Section 5.                      Duties of Company.  Company shall provide Representative without charge with such literature, brochures,  and other sales and technical information regarding Products (e.g., physical dimensions, operational characteristics, functions, and specifications to the limited extent which is appropriate to enable a prospective end-user of Products to determine the desirability and applicability of the Products vis-à-vis such end-user's individual requirements).  Such information shall be provided as may be reasonably required to support Representative’s efforts to market the Products and solicit orders, provided, however, under no circumstances shall Company be required to disclose, nor shall Representative disclose to any third party, confidential, trade-secret, or proprietary information in the context of any request for "technical" information.  Company shall provide reasonable sales support and service assistance as may be usual and customary in the industry. Company shall use reasonable efforts to project the demand for Products and carry a Product inventory to fulfill purchase orders procured and submitted by Representative pursuant to this Agreement. Company shall provide all Representative and sub-agent sales commission processing.

Section 6.                      Price and Terms of  Sales.  The Company shall have the absolute right to establish the prices, charges, terms and conditions governing the sale of PRODUCTS.  Company shall establish and provide to Representative current information bearing on PRODUCTS as to pricing, delivery terms, and conditions of sale, and such additional information as may be reasonably related thereto.  Company reserves the right to revise such pricing, delivery terms, and conditions of sale information, as it may deem appropriate in the exercise of its sole discretion. At least thirty (30) days prior to adopting any and all such revisions in pricing, delivery terms, and/or conditions of sale, Company shall provide Representative with written notification thereof.

Section 7.                      Sales or Orders.  Representative shall place all Product Orders with the Company on such forms and in accordance with such procedures as the Company shall establish from time to time and all such orders shall be forwarded to Company within 24 hours of receipt of same.  In conjunction with the initial order and such subsequent orders as may be requested by the Company, Representative shall concurrently provide the Company with such customer’s completed application for credit, duly executed by the customer identified therein, together with such additional information as Representative may deem appropriate to enable Company to evaluate and investigate the creditworthiness of the proposed customer. The Company shall have the right for any reason in its sole discretion to reject any order placed by Representative, including, without limitation, orders placed by customers which the Company, in its judgment, deems financially or otherwise unsuitable.  Company’s rejection of any order procured by Representative shall be promptly communicated by Representative to the prospective purchaser who submitted such rejected order.  Representative agrees that Representative shall advise prospective customers of the Company of said right to reject orders and shall not purport to bind the Company prior to the Company’s written notification of acceptance of such orders.  Company shall have exclusive control over all prices, discounts, adjustments, specifications, and terms and conditions concerning sale and delivery and service of PRODUCTS.  Representative shall quote to prospective purchasers only those prices, delivery schedules, terms, and conditions as may be authorized in writing by Company, subject to such changes and revisions thereof as Company may make in its sole discretion from time to time  after prior notice to Representative.

Section 8.                      Commissions.  For the sale of all PRODUCTS to "commissionable" accounts sold by Representative in the territory specified in this Agreement during the term of this Agreement, Representative’s sole compensation shall consist of a sales commission equal to [**] of the Net Unit Price received by the Company on all such sales. For the sale of all PRODUCTS to be commissionable based on purchsase orders procured and submitted by an approved sub-agent, the [**] sales commission of the net unit price actually received by the Company shall be divided equally as between Rep and said sub-agent.  For purposes of this Agreement, the term “Net Unit Price” is hereby defined as gross revenue actually received by the Company on each PRODUCT sold, subject to discounts and adjustments, and excluding revenue attributable to freight charges, shipping and handling charges, duties, tariffs, taxes (e.g. sales taxes, use taxes, etc.), returns, allowances, credit adjustments, and similar items.  No commission shall be paid to Representative in connection with any sale of PRODUCTS which is outside the precise parameters specified in the preceding sentence.    For purposes of this Agreement, "commissionable" accounts are defined to include those potential purchasers of Products who submit orders for purchase of Products as specified in “Exhibit A.”  "Non-commissionable" accounts shall include those potential purchasers of PRODUCTS about whom sales leads have been provided to Representative and no reasonable efforts to follow-up and/or secure a purchase order has been made by Representative within sixty (60) days of communication of such sales lead to Representative.

Section 9.                      Commissions after Termination.  [**]

Section 10.                   Payment of Commissions.  Sales commissions shall be paid on the 15th day of each month for all the payments received by the Company in the preceding calendar month attributable to Representative sales of PRODUCTS. Each month’s commission payment to Representative shall be reduced by an amount equal to the amount of commissions previously paid to Representative on account of PRODUCTS sales with respect to which customer has been reimbursed for returns.  The foregoing notwithstanding, commissions earned by Representative after notice of termination is given, but prior to the actual termination date, shall be paid to Representative ninety (90) days after the effective date of termination in order that chargebacks and any other appropriate adjustments may be made, as may be authorized by this Agreement.

[**] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

Section 11.                      Payments/Returns/Chargebacks.  Representative shall not be authorized to accept or approve the return by a purchaser of any PRODUCTS.  To the extent that Representative shall be notified of a purchaser’s desire to return PRODUCTS that have been purchased, Representative shall direct such purchaser to Company’s Customer Service Department for issuance of a Return Authorization Number.  Company shall have the right to charge against commissions due Representative the amount of commission on any refund or credit to the account of any purchaser who returns PRODUCTS, regardless of reason therefor (e.g., including but not limited to defect in PRODUCTS, failure of PRODUCTS to meet purchaser’s expectations, change in purchaser’s needs, late delivery of PRODUCTS, etc.), and on whose prior underlying purchase Representative was paid a commission. Company shall similarly have the right to charge against commissions due Representative the prorated amount of any commissions already paid or credited to Representative when final settlement is made with purchaser on less than a full payment basis, or when an account is written off as a bad debt in whole or in part. The commissionable portion of such loss can be charged back to Representative provided Company has made reasonable efforts to collect payment due from the purchaser.

Section 12.                      Independent Contractor.  Representative is and shall be an independent contractor.  Nothing contained in this Agreement shall be construed so as to create a partnership or joint venture and neither party hereto shall be liable for the debts or obligations of the other.  No employee of Representative shall be deemed to be an employee of the Company.  The Company shall not have the power to hire or fire employees of Representative and, except as expressly provided herein, the Company may not control or have access to Representative funds or the expenditure thereof, or in any other way exercise dominion or control over Representative’s business activities.  Representative shall be solely responsible for, and shall indemnify and defend Company, and hold Company harmless against, any and all claims, suits, actions, losses, expenses (including attorney fees), costs, and damages arising from or in connection with any act(s) and/or omission(s) of Representative, its partners, its employees, and/or its agents.

Section 13.                      Advertising; Restrictions on Use of Name and Mark.  In the course of promoting the PRODUCTS, marketing activities, and solicitation of orders from prospective purchasers, any intended use of Company’s name, mark, and/or goodwill shall be first submitted to Company in writing for Company’s prior written approval thereof.  Such approval shall not be unreasonably withheld.  Any such intended use of Company’s name, mark, and/or goodwill in direct mail, television, radio, or print advertising shall be submitted in final proof form to Company prior to publication of same for Company's prior written approval of same.  Representative shall not use Company's name, mark or goodwill for any purpose other than the lawful and ethical promotion and marketing of PRODUCTS in such manner as to enhance and maintain the goodwill and reputation of Company, as may be determined by Company in its sole judgment and discretion.

Section 14.                      Expenses.  Representative shall be responsible for all expenses (e.g., including, but not limited to, automobile and travel expenses, printing expenses, telephone charges, advertising fees, salaries, and general overhead and operating expenses) incurred in the solicitation of orders and marketing of PRODUCTS and performance of other duties under this Agreement.

Section 15.                      Limitation on Liability.  Except as may be otherwise provided between Company and Representative in any other Agreement, the Company shall incur no liability to Representative or any other person or entity based upon Company's inability to manufacture, assemble, ship, deliver, or otherwise fill purchase orders vis-à-vis PRODUCTS which is the subject of purchase orders procured by Representative.  The Company shall incur no liability to Representative or any other person or entity based upon any prospective purchaser's cancellation of any purchase order or return of PRODUCTS. Representative shall not be liable for liability arising from defects in the design and/or manufacture of PRODUCTS. Company shall hold Representative harmless against, and have the right and duty to indemnify and defend Representative in any product liability claim or action arising in connection with the PRODUCTS. Company shall, at its option, procure such product liability insurance as may be prudent and appropriate to provide added protection against any product liability claims that may be asserted against Company. To the extent that Representative may wish to be named as a co-insured on any policy of product liability insurance maintained by the Company, the Company will cooperate to facilitate Representative being so named provided that Representative pays any increase in premium and related cost that may be incurred by reason of the designation of Representative as a co-insured.

Section 16.                      Notices.  Any and all notices that may be given in connection with this Agreement shall be set forth in writing and may be served by any of the following means: (a) personal delivery, (b) commercial delivery by a nationally recognized overnight mail delivery service (e.g., Federal Express, UPS, etc.), (c) United States Postal Service, or (d) via fax. Notices shall be deemed effective, as follows:

A.           If by personal delivery, upon delivery.

B.           If by commercial delivery on an overnight basis, upon the first business day following deposit of such notice with the commercial delivery service, with fees therefor prepaid, provided, however, that a duplicate of such notice shall be concurrently sent to the attorney for the party to whom such notice has been sent via First Class Mail, with postage prepaid or via fax to the attorney’s fax number shown below.

C.           If by United States Postal Service, upon the second business day following deposit of such notice in the United States Postal Service with first class postage and return receipt fees fully prepaid therefor, provided, however, that a duplicate of such notice shall be concurrently sent to the attorney for the party to whom such notice has been sent via First Class Mail, with postage prepaid or via fax to the attorney’s fax number shown below.

D.           If by fax, upon the first business day following transmission of said notice via fax, provided that the party serving said notice has written confirmation of the successful transmission of said notice via fax and provided further, that a duplicate of such notice shall be concurrently sent to the attorney for the party to whom such notice has been sent via First Class Mail, with postage prepaid or via fax to the attorney’s fax number shown below.

For purposes of this Section, the address for Representative and for the Company for notice purposes are as follows and shall remain in effect unless and until changed by duly served “Notice of Change of Address”:

Company:	BioSolar, Inc.	Representative:
27936 Lost Canyon Road, Suite 202
Santa Clarita, California 91387

The addresses and fax numbers for the parties’ respective attorneys, for notice purposes, are shown below:

Company:	Gregory B. Gershuni, Esq.
GERSHUNI & KATZ A Law Corporation 1901 Avenue of the Stars, Suite 300 Los Angeles, California 90067-6005 FAX: (310) 282-8149
Tomark Industries:
Jacobs and Crumplar, P.A. 2 East 7th Street P.O. Box 1271 Wilmington, DE 19899 FAX: (302) 656-5875

Section 17.                      Time.  Time is of the essence of this Agreement.

Section 18.                      No Release; Confidentiality and Non-Disparagement.  Both parties agree that the termination of this Agreement or the expiration of the term of this Agreement shall not release either party from any obligations pertaining to restrictions on disclosure, exploitation, and/or maintenance of secrecy and confidentiality with respect to trade secrets, confidential and proprietary information.  With respect to trade secrets, confidential and proprietary information of each party, the other party covenants and agrees that during the term of this Agreement, including any renewals or extensions of the term, and for a period of three (3) years thereafter, each party shall maintain such information in a secure and safe area and shall exercise the same standard of due and proper care with respect to the storage, custody, use and/or dissemination of such information as is exercised by the recipient with respect to its own trade secrets, confidential and proprietary information.  Each party covenants and agrees that it shall take all reasonable steps to protect the confidentiality of such material and is prohibited from using such material for any purpose other than carrying out the purposes of this Agreement.   Each party, for itself, covenants and agrees that during the term of this Agreement, including any renewals or extensions of the term, and for a period of three (3) years thereafter, each party shall refrain from making any disparaging comments about the other party or othermise make or otherwise publish any remarks which, to a reasonable person, would have a tendency to have a deleterious impact on the reputation and/or image of the other party and/or the reputation and/or image of the PRODUCTS.  This Section 18 will survive any termination of this Agreement.

Section 19.                      Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

Section 20.                      Assignment.  Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

Section 21.                      Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 22.                      Resolution of Disputes.  In the event of any dispute arising in connection with this Agreement, the parties shall, except in exigent circumstances, prior to the initiation of any arbitration or litigation, endeavor to resolve the dispute by means of mediation conducted by the Mediation Section of the American Arbitration Association or through such other formal mediation service as the parties may mutually agree upon. If mediation is unsuccessful the parties shall submit any dispute not requiring injunctive relief to arbitration in accordance with Sections 1295, et seq. of the Code of Civil Procedure. Any party who refuses to participate in mediation shall forfeit the right to seek to recover attorney fees under Section 23, below,  in any arbitration, litigation, or other proceeding that ensues. If the parties can agree upon an arbitrator, the dispute shall be submitted to arbitration by the aggrieved party before JAMS/Endispute, or ADR Services, Inc. in Los Angeles, California.  It is expressly agreed that in the course of any arbitration proceedings the parties shall be permitted, without leave of the arbitrator, to freely utilize depositions as a discovery device in the same manner and to the same extent as permitted by Section 2025.010 of the Code of Civil Procedure.  Nothing contained herein shall serve as a bar to any party seeking ex parte relief in the Superior Court, whether to obtain injunctive relief or any other remedy which the aggrieved party may seek. In the event any action is initiated by either party, it is agreed that the Superior Court of the State of California in the County of Los Angeles shall have jurisdiction and shall be the proper venue thereof.

Section 23.                      Attorney Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to interpret or enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney fees in accordance with the determination by the arbitrator, trial court, and/or appellate court as to who is the “prevailing party” and the amount of attorney fees to be awarded pursuant to this provision.

Section 24.                      Computation of Time.  In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section 25.                      Titles and Captions.  All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 26.                      Pronouns and Plurals.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 27.                      Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 28.                      Good Faith, Cooperation and Due Diligence.  The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement.

Section 29.                      Counterparts.  This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

Section 30.                      Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 31.                      Representation by Legal Counsel.  Each of the parties acknowledges that it has had the opportunity to obtain independent legal counsel of its choice in connection with the making of this Agreement.

Executed this 9th day of March, 2012, at Santa Clarita, California.

BioSolar, Inc.

By: /s/ David Lee

Name & Title: David Lee, CEO

Executed this 3rd day of March, 2012, at Wilmington, Delaware.

Tomark Industries, Inc.

By: /s/ E D Santoleri

Name & Title: E. David Santoleri President

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